Exhibit 99.1

HERSHA HOSPITALITY TRUST
510 Walnut Street, 9th Floor Philadelphia, PA 19016 Phone: 215-238-1046 Fax: 215-238-0157 www.hersha.com

For Immediate Release
Contact:         Ashish Parikh, CFO
Ph: (215) 238-1046

HERSHA HOSPITALITY ANNOUNCES
THIRD QUARTER 2008 EARNINGS

Year-over-Year Third Quarter 2008

•	Recurring Adjusted FFO ("AFFO") of $0.40 Per Diluted Share/Unit excluding $0.015 per Share/Unit of non-recurring items

•	Consolidated RevPAR Grew 1.4%

•	Consolidated Hotel EBITDA Increased 6.9% to $28.7 Million

•	Consolidated Same Store RevPAR Grew 2.1%

•	Company Updates Guidance

Hersha Hospitality Trust (NYSE: HT) owner of upscale hotels in major metropolitan markets, today announced earnings for the third quarter ended September 30, 2008.

Financial Highlights for the Third Quarter 2008

For the third quarter ending September 30, 2008, Adjusted Funds From Operations (AFFO) increased 5.3% to $21.9 million, compared to $20.8 million in the third quarter of 2007.  AFFO per diluted common share and unit was $0.39 compared to $0.44 for the same quarter of 2007.

The 6.6 million share offering that the Company completed during the second quarter which increased our share count by 15%, and the additional 2.5 million operating partnership units issued for acquisitions during the first two quarters of 2008 both negatively impacted AFFO per share/unit.  Also reducing AFFO was the Company’s decision to stop recognizing interest income related to its Gold Street development loan, a mixed use residential, retail and hotel development project in Brooklyn, NY.  For the third quarter, this interest represents AFFO of $0.75 million, or approximately $0.015 per share/unit. AFFO per share/unit for the quarter would have been $0.40 if interest income on this development loan had been recognized during the quarter.

Net income applicable to common shareholders for the third quarter of 2008 was $5.1 million, or $0.11 per diluted share, versus $7.3 million, or $0.18 per diluted share, in the third quarter of 2007. The decrease in net income on a year-over-year basis resulted from higher depreciation and amortization expense as well as a debt extinguishment charge recognized in the third quarter of 2008.  Net income per share was also affected by a higher number of common shares and operating partnership units as mentioned above. A reconciliation of AFFO to net income applicable to common shares, the most directly applicable U.S. GAAP measure, is included at the end of this release.

For the three-month period ended September 30, 2008, total consolidated hotel operating revenues increased 10.8% to $72.7 million from $65.6 million in the third quarter of 2007. This increase was primarily driven by the growth in same-store room revenues and revenue contributions from acquisitions completed in prior periods. Revenue per available room (RevPAR) for the Company's consolidated hotels (61 hotels) increased 1.4% on a year-over-year basis to $109.87, which was driven by an average daily rate (ADR) increase of 4.6% to $141.08. During the quarter, the Company's hotel managers chose to aggressively maintain rate levels in order to optimize operating margins, resulting in a decline in occupancy, which fell to 77.88% from 80.33%.

Hotel earnings before interest, taxes, depreciation and amortization (Hotel EBITDA) for Hersha's consolidated hotels grew 6.9% to $28.7 million for the third quarter of 2008 compared to the third quarter of 2007. Hotel EBITDA margins of 39.5% for the third quarter of 2008 decreased from 40.9% in the third quarter of 2007.  Hotel EBITDA margins were impacted by lower margins from newly opened hotels that were recently acquired.  Additionally, but less significantly, hotel EBITDA margins were negatively impacted by increases in utilities, franchise brand initiatives and guest reward program expenses.

On a same-store basis for Hersha's consolidated hotels (55 hotels), RevPAR for the third quarter of 2008 increased 2.1% on a year-over-year basis to $110.68, which was driven by a 3.3% increase in ADR to $139.40. Occupancy fell to 79.40% from 80.33%. Same-store consolidated Hotel EBITDA for the third quarter of 2008 increased 1.3% to $27.2 million from $26.9 million. The Company's same-store Hotel EBITDA margin declined 34 basis points to 40.6% for the third quarter of 2008, as compared to the third quarter of 2007 for the reasons discussed above.

During the third quarter the consolidated portfolio outperformed across several key markets based on Smith Travel Research data.  In New York City, the Company’s hotels generated RevPAR growth of 13.1% versus market growth of 8.4%.  The Company’s Washington, D.C. properties grew RevPAR by 3.4% compared to RevPAR growth of 1.9% for the market. In metro-Philadelphia, Company RevPAR increased 1.3%, versus market RevPAR growth of -5.5%.  In Boston, urban property RevPAR increased 2.9%, versus market RevPAR growth of -2.2%.

Mr. Jay H. Shah, Chief Executive Officer, commented, "Our portfolio performed admirably during the third quarter given the ongoing deterioration in the economy and lodging fundamentals. While we experienced some margin erosion, our portfolio continues to perform above industry average.  Despite what appears to be a challenging outlook for the lodging industry, supply in our markets remains benign, and our portfolio of young, high quality assets should continue to gain market share.”

“While we acknowledge we cannot control external events, our portfolio of predominantly urban limited service hotels located in high barrier to entry Northeast and Mid-Atlantic markets is well positioned to sustain its operating fundamentals in this challenging environment.  Additionally, one-third of our portfolio now consists of upscale extended stay hotels, which typically are more resistant to market volatility than traditional transient hotels. The recent renewal of our line of credit strengthened our balance sheet, significantly reducing our refinancing risk for the company through 2013, which, along with our emphasis on market share and our ongoing cost reduction initiatives, will position Hersha well during these challenging times,” concluded Jay Shah.

Other Highlights

In July, Hersha opened the NU Hotel in Brooklyn, New York, a 93-room independent boutique hotel.  The Company purchased a four-story shell for approximately $17.3 million from a third-party developer and Hersha designed and completed the upfit of the hotel for an additional $6.0 million.  The NU Hotel in Brooklyn and the Duane Street Hotel in Tribeca serve as the foundation of Hersha's collection of independent hotels operating in the vibrant metro-New York City market.

Subsequent Events

In October, the Company secured a $135 million line of credit that can be increased by an additional $40 million with a three-year term.  We expect this credit facility will significantly reduce refinancing risk for the Company through 2013.

In October, the Company closed on the sale of its Holiday Inn in New Cumberland, Pennsylvania for approximately $6.5 million. The sale of this asset was not included in the Company’s operating statistics because it was leased to a third party.

Balance Sheet

The Company ended the third quarter of 2008 with approximately $82.8 million in development loans and approximately $23.4 million in land leases outstanding to 13 hotel development projects.

At September 30, 2008, Hersha Hospitality Trust had approximately $731.9 million of total consolidated debt outstanding, which included approximately $51.5 million of trust preferred securities and approximately $51.4 million outstanding on the Company's line of credit. Fixed rate debt, including variable rate debt fixed by an interest rate swap, amounted to approximately 87.3% of total consolidated debt. For the third quarter of 2008, the weighted average interest rate on all of the Company's fixed and floating rate debt was approximately 6.0% and 4.9%, respectively. The weighted average life to maturity of the Company's debt, excluding the credit line, was approximately 7.9 years. Total common shares and units of limited partnership interest of Hersha Hospitality Limited Partnership outstanding at September 30, 2008 were approximately 48.3 million and 8.7 million, respectively.

Dividend

For the third quarter of 2008, Hersha Hospitality Trust declared common share and limited partnership unit dividends of $0.18 per common share and unit. The Board of Trustees also declared a third quarter cash dividend of $0.50 per Series A Preferred Share.

Hersha's forecasted AFFO for the full year ended December 31, 2008, less recurring capital expenditure reserves, is expected to exceed its annualized dividend of $0.72 per common share by 1.5  times, providing both coverage for its current dividend and internally generated funds for investment.

Financial Outlook for 2008

The Company is revising its previous financial outlook for the full year ended December 31, 2008, as compared to the full year ended December 31, 2007, due to a downturn in the U.S. economy.  This downturn has forced reductions in travel capacity from airlines, driven consumer confidence to a record low and dampened corporate profits; all giving rise to expectations of lower demand for lodging services from business and leisure travelers in the second half of 2008.

"There is no question that our RevPAR growth for the second half of 2008 has and will continue to slow in comparison to the strong results we posted in the first half of 2008 and the second half of 2007.  Although our results are on pace to outperform the general lodging industry, our portfolio performance is forecasted to be impacted by the significant volatility in the financial sector and sharp reduction in GDP forecasts for the fourth quarter of 2008.   But because all but one of our hotels are franchised with best in class operators versus being brand managed, we believe we can still manage our portfolio with a focus on market share, and manage costs effectively. Our revised guidance still represents similar results in AFFO per share for the full year 2008 as compared to 2007, which should further support our strong cash dividend and provide meaningful value to our investors," Jay Shah added.

The Company's updated financial guidance and underlying assumptions for the full year ended December 31, 2008 are as follows:

	Prior Guidance	Updated Guidance
Consolidated same-store RevPAR growth compared to the full year 2007	4.0% to 5.0%	1.0% to 2.0%
Consolidated portfolio RevPAR growth compared to the full year 2007	5.0% to 6.0%	2.0% to 3.0%
Net income available to common shareholders	$13.0 to $14.5 million	$6.5 to $7.5 million
Adjusted EBITDA	$124.5 to $126.5 million	$120.0 to $122.0 million
AFFO per diluted weighted average share/unit	$1.26 to $1.30	$1.18 to $1.22

Third Quarter 2008 Earnings Conference Call

The Company will host a conference call to discuss its financial results at 10:00 AM Eastern time on Thursday, November 6, 2008. Hosting the call will be Mr. Jay H. Shah, Chief Executive Officer, Mr. Neil H. Shah, President and Chief Operating Officer, and Mr. Ashish Parikh, Chief Financial Officer.

The live conference call can be accessed by dialing 1-800-562-8369 or 1-913-312-1298 for international participants. A replay of the call will be available from 1:00 PM Eastern time on November 6, 2008, through midnight Eastern Time on November 20, 2008. The replay can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international participants. The passcode for the call and the replay is 6400170.

About Hersha Hospitality

Hersha Hospitality Trust is a self-advised real estate investment trust, which owns interests in 76 hotels, totaling 9,556 rooms, primarily along the Northeast Corridor from Boston to Washington D.C. The Company also owns hotels in Northern California and Scottsdale, Arizona. Hersha focuses on high quality upscale hotels in high barrier to entry markets. More information on the Company and its portfolio of hotels is available on Hersha's Web site at http://www.hersha.com.

Forward Looking Statement

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement.  For a description of these factors, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities Exchange Commission (SEC).

HERSHA HOSPITALITY TRUST
Balance Sheet
(in thousands, except shares and per share data)
	September 30, 2008	December 31, 2007
Assets:
Investment in Hotel Properties, net of Accumulated Depreciation	$990,335	$893,297
Investment in Joint Ventures	50,858	51,851
Development Loans Receivable	82,764	58,183
Cash and Cash Equivalents	20,951	12,327
Escrow Deposits	11,094	13,706
Hotel Accounts Receivable, net of allowance for doubtful accounts of $120 and $47	9,427	7,287
Deferred Costs, net of Accumulated Amortization of $4,345 and $3,252	8,371	8,048
Due from Related Parties	2,666	1,256
Intangible Assets, net of Accumulated Amortization of $546 and $764	7,630	5,619
Other Assets	17,033	16,033
Hotel Assets Held for Sale	3,546	-

Total Assets	$1,204,675	$1,067,607

Liabilities and Shareholders’ Equity:
Line of Credit	$51,400	$43,700
Mortgages and Notes Payable, net of unamortized discount of $64 and $72	680,483	619,308
Accounts Payable, Accrued Expenses and Other Liabilities	19,267	17,728
Dividends and Distributions Payable	11,237	9,688
Due to Related Parties	1,400	2,025

Total Liabilities	763,787	692,449

Minority Interests:
Common Units	$58,999	$42,845
Interest in Consolidated Joint Ventures	2,010	1,908

Total Minority Interests	61,009	44,753

Shareholders' Equity:
Preferred Shares - 8% Series A, $.01 Par Value, 29,000,000 Shares Authorized, 2,400,000 Shares Issued and Outstanding (Aggregate Liquidation Preference $60,000)	24	24
Common Shares - Class A, $.01 Par Value, 80,000,000 Shares Authorized, 48,274,200 and 41,203,612 Shares Issued and Outstanding at September 30, 2008 and December 31, 2007, respectively	483	412
Common Shares - Class B, $.01 Par Value, 1,000,000 Shares Authorized, None Issued and Outstanding	-	-
Accumulated Other Comprehensive Income	139	(23)
Additional Paid-in Capital	463,059	397,127
Distributions in Excess of Net Income	(83,826)	(67,135)

Total Shareholders' Equity	379,879	330,405

Total Liabilities and Shareholders’ Equity	$1,204,675	$1,067,607

HERSHA HOSPITALITY TRUST
Summary Results
(in thousands, except shares and per share data)
	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Revenues:
Hotel Operating Revenues	$72,715	$65,609	$192,011	$171,984
Development Loan Income	1,586	1,379	5,759	4,013
Land Lease Revenue	1,320	1,324	4,044	3,529
Other Revenue	243	265	837	592
Total Revenues	75,864	68,577	202,651	180,118

Expenses:
Hotel Operating Expenses	40,517	35,794	109,635	97,348
Hotel Ground Rent	308	211	750	650
Land Lease Expense	722	741	2,216	1,974
Real Estate and Personal Property Taxes and Property Insurance	3,335	2,842	9,441	8,295
General and Administrative	1,918	1,689	5,821	5,521
Depreciation and Amortization	10,747	8,777	30,102	24,770
Total Operating Expenses	57,547	50,054	157,965	138,558

Operating Income	18,317	18,523	44,686	41,560

Interest Income	69	136	252	590
Interest Expense	10,892	10,605	31,873	31,203
Loss on Debt Extinguishment	1,416	-	1,416	-
Income before income from Unconsolidated Joint Venture Investments, Minority Interests and Discontinued Operations	6,078	8,054	11,649	10,947

Income from Unconsolidated Joint Venture Investments	1,629	1,680	2,251	2,584

Income before Minority Interests and Discontinued Operations	7,707	9,734	13,900	13,531

Income allocated to Minority Interest in Continuing Operations	1,417	1,376	2,165	1,558
Income from Continuing Operations	6,290	8,358	11,735	11,973

Discontinued Operations
Income (loss) from Discontinued Operations	45	138	(54)	81

Net Income	6,335	8,496	11,681	12,054
Preferred Distributions	1,200	1,200	3,600	3,600

Net Income applicable to Common Shareholders	$5,135	$7,296	$8,081	$8,454

Basic earnings per share
Income from continuing operations applicable to common shareholders	$0.11	$0.18	$0.18	$0.20
Discontinued Operations	0.00	0.00	0.00	0.00

Net Income applicable to common shareholders	$0.11	$0.18	$0.18	$0.20

Diluted earnings per share
Income from continuing operations applicable to common shareholders	$0.11	$0.18	$0.18	$0.20
Discontinued Operations	0.00	0.00	0.00	0.00

Net Income applicable to common shareholders	$0.11	$0.18	$0.18	$0.20

Weighted Average Common Shares Outstanding
Basic	47,764,168	40,807,626	44,315,615	40,663,670
Diluted	47,764,168	40,807,626	44,315,615	40,663,670

 FFO and GAAP Reconciliation

The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  We calculate FFO applicable to common shares and Partnership units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper.   The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Our interpretation of the NAREIT definition is that minority interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shares, includes depreciation and amortization expenses, gains or losses on property sales and minority interest.  In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.

Hersha also presents Adjusted Funds from Operations (AFFO), which reflects FFO in accordance with the NAREIT definition further adjusted by:

•	adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties;
•	adding back amortization of deferred financing costs;
•	making adjustments for the amortization of original issue discount/premium;
•	adding back non-cash stock expense;
•	adding back FFO attributed to our partners in consolidated joint ventures; and
•	making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment.

FFO and AFFO do not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of Hersha’s performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO and AFFO to be meaningful, additional measures of our operating performance because they exclude the effects of the assumption that the value of real estate assets diminishes predictably over time, and because they are widely used by industry analysts as performance measures. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and investors.  We present FFO and AFFO applicable to common shares and Partnership units because our Partnership units are redeemable for common shares.  We believe it is meaningful for the investor to understand FFO applicable to all common shares and Partnership units.

The following table reconciles FFO and AFFO for the periods presented to the most directly comparable GAAP measure, net income (loss) applicable to common shares, for the same periods:

HERSHA HOSPITALITY TRUST
Adjusted Funds from Operations (AFFO)
(in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Net income applicable to common shares	$5,135	$7,296	$8,081	$8,454
Income allocated to minority interest	1,417	1,376	2,165	1,558
Income (loss) from discontinued operations allocated to minority interest	8	16	(9)	10
Income from unconsolidated joint ventures	(1,629)	(1,680)	(2,251)	(2,584)
Depreciation and amortization	10,747	8,777	30,102	24,770
Depreciation and amortization from discontinued operations	110	340	389	1,148
FFO related to the minority interests in consolidated joint ventures	(167)	(450)	(229)	(562)
Funds from consolidated hotel operations applicable to common shares and Partnership units	15,621	15,675	38,248	32,794

Income from Unconsolidated Joint Ventures	1,629	1,680	2,251	2,584
Add:
Depreciation and amortization of purchase price in excess of historical cost	522	587	1,568	1,532
Interest in deferred financing costs written off in unconsolidated joint venture debt extinguishment	-	(2,858)	-	(2,858)
Interest in depreciation and amortization of unconsolidated joint ventures	1,498	1,613	5,126	4,615
Funds from unconsolidated joint venture operations applicable to common shares and Partnership units	3,649	1,022	8,945	5,873

Funds from Operations applicable to common shares and Partnership units	19,270	16,697	47,194	38,667

Add:
FFO related to the minority interests in consolidated joint ventures	167	450	229	562
Amortization of deferred financing costs	589	448	1,487	1,204
Deferred financing costs written off in debt extinguishment	1,416	-	1,416	-
Interest in deferred financing costs written off in unconsolidated joint venture debt extinguishment	-	2,858	-	2,858
Amortization of discounts and premiums	(13)	(7)	(289)	4
Non cash stock compensation expense	416	260	1,043	554
Straight-line amortization of ground lease expense	74	62	213	201

Adjusted Funds from Operations	$21,919	$20,768	$51,292	$44,050

AFFO per Diluted Weighted Average Common Shares and Units Outstanding	$0.39	$0.44	$0.98	$0.96

Diluted Weighted Average Common Shares and Units Outstanding	56,515,177	46,903,597	52,111,433	45,803,327

HERSHA HOSPITALITY TRUST
Adjusted Funds from Operations (FFO) - 2008 FORECAST RECONCILIATION
(in thousands, except shares and per share data)
	Low	High
	Twelve Months Ending
	12/31/2008	12/31/2008

Net Income applicable to common shares	$6,500	$7,500
Less:
(Income) from Unconsolidated Joint Ventures	(2,000)	(2,500)
FFO related to the minority interests in consolidated joint ventures	(450)	(550)
Add:
Income allocated to minority interest in our operating partnership	2,000	2,500
Depreciation and amortization	41,000	41,000
Funds from Consolidated Hotel Operations	47,050	47,950

Income from Unconsolidated Joint Ventures	2,000	2,500
Add:
Depreciation and amortization	8,500	9,200
Funds from Unconsolidated Joint Venture Operations	10,500	11,700

Funds from Operations	57,550	59,650

Add:
FFO related to the minority interests in consolidated joint ventures	450	550
Amortization of OID Discount/Premium	(350)	(350)
Amortization of deferred financing costs	2,100	2,100
Debt Extinguishment Costs	1,435	1,435
Non cash stock expense	1,500	1,500
Amortization of ground lease expense	275	275

Adjusted Funds from Operations	$62,960	$65,160

Diluted Weighted Average Common Shares and Units Outstanding	53,225,000	53,225,000
Adjusted FFO per Diluted Weighted Average Common Shares and Units Outstanding	$1.18	$1.22

EBITDA and GAAP Reconciliation

Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) and Adjusted EBITDA are non-GAAP financial measure within the meaning of the Securities and Exchange Commission rules. Our interpretation of Adjusted EBITDA is that EBITDA derived from our investment in unconsolidated joint ventures should be added back to net income (loss) as part of reconciling net income (loss) to Adjusted EBITDA. Our Adjusted EBITDA computation may not be comparable to EBITDA reported by other companies that interpret the definition of EBITDA differently than we do. Management believes EBITDA to be a meaningful measure of a REIT's performance because it is widely followed by industry analysts, lenders and investors and that it should be considered along with, but not as an alternative to, net income, cash flow, FFO and AFFO, as a measure of the company's operating performance.

Hotel EBITDA is a commonly used measure of performance in the hotel industry for a specific hotel or group of hotels. We believe Hotel EBITDA provides a more complete understanding of the operating results of the individual hotel or group of hotels. We calculate Hotel EBITDA by utilizing the total revenues generated from hotel operations less all operating expenses, property taxes, insurance and management fees, which calculation excludes Company expenses not specific to a hotel. Because Hotel EBITDA is specific to individual hotels or groups of hotels and not to the Company as a whole, it is not reconcilable to any comparable GAAP measure for the Company.

HERSHA HOSPITALITY TRUST
Adjusted EBITDA
(in thousands, except shares and per share data)
	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Net Income applicable to common shares	$5,135	$7,296	$8,081	$8,454
Less:
Income from Unconsolidated Joint Ventures	(1,629)	(1,680)	(2,251)	(2,584)
Interest income	(69)	(136)	(252)	(590)
Add:
Income allocated to minority interest for continuing operations	1,417	1,376	2,165	1,558
Income (Loss) allocated to minority interest for discontinued operations and gain on disposition of hotel properties	8	16	(9)	10
Interest expense from continuing operations	10,892	10,605	31,873	31,203
Interest expense from discontinued operations	3	335	145	1,022
Deferred financing costs written off in debt extinguishment	1,416	-	1,416	-
Distributions to Series A Preferred Shareholders	1,200	1,200	3,600	3,600
Depreciation and amortization from continuing operations	10,747	8,777	30,102	24,770
Depreciation from discontinued operations	110	340	389	1,148
Non-cash stock compensation expense	416	260	1,043	554
Straight-line amortization of ground lease expense	74	62	213	201

Adjusted EBITDA from consolidated hotel operations	29,720	28,451	76,515	69,346

Income from Unconsolidated Joint Ventures	1,629	1,680	2,251	2,584
Add:
Depreciation and amortization of purchase price in excess of historical cost	522	587	1,568	1,532
Adjustment for interest in interest expense, depreciation and amortization of unconsolidated joint ventures	4,688	3,226	15,170	13,809

Adjusted EBITDA from unconsolidated joint venture operations	6,839	5,493	18,989	17,925

Adjusted EBITDA	$36,559	$33,944	$95,504	$87,271

HERSHA HOSPITALITY TRUST
Adjusted EBITDA - 2008 FORECAST RECONCILIATION
(in thousands, except shares and per share data)

	Low	High
	Twelve Months Ended
	12/31/2008	12/31/2008

Net Income applicable to common shares	$6,500	$7,500
Less:
Income from Unconsolidated Joint Ventures	(2,000)	(2,500)
Interest income	(300)	(300)
Add:
Income allocated to minority interest in common units	2,000	2,500
Interest expense	43,000	43,000
Distributions to Series A Preferred Shareholders	4,800	4,800
Depreciation and amortization from continuing operations	41,000	41,000
Amortization of deferred financing costs	2,100	2,100
Non cash stock expense	1,500	1,500
Amortization of ground lease expense	275	275

Adjusted EBITDA from consolidated hotel operations	98,875	99,875

Income (Loss) from Unconsolidated Joint Ventures	2,000	2,500
Add:
Interest expense	10,500	10,500
Depreciation and amortization of purchase price in excess of historical cost	2,100	2,100
Interest in depreciation and amortization of unconsolidated joint venture	6,400	7,100

Adjusted EBITDA from unconsolidated joint venture operations	21,000	22,200

Adjusted EBITDA	$119,875	$122,075

Supplemental Schedules

The company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the company's stakeholders.  These can found in the Investor Relations section and the “SEC Filings and Presentations” page of the Company’s Web site, www.hersha.com.